Exhibit 99.3

CONSENT OF MORGAN STANLEY & CO. LLC

We hereby consent to the use in the initial filing of the Registration Statement of AMAG Pharmaceuticals, Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of AMAG Pharmaceuticals, Inc. and Allos Therapeutics, Inc., which is part of such Registration Statement, of our opinion, dated July 19, 2011, appearing as Annex B to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Financial Advisors—AMAG’s Financial Advisor,” “The Merger—Background of the Merger,”  “The Merger—Recommendation of the AMAG Board of Directors and its Reasons for the Merger,” “The Merger—Opinion of AMAG’s Financial Advisor” and “The Merger—Certain Financial Forecasts Utilized by AMAG in Connection with the Merger.”  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Chermaine Hu
Chermaine Hu
Executive Director

New York, New York
August 22, 2011